SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – November 23, 2004

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Lockheed Martin Corporation (NYSE: LMT) today announced that Vance D. Coffman will retire from its board of directors effective April 2005. As a result of Dr. Coffman’s retirement, the board of directors has expressed its intent to elect Robert J. Stevens as chairman of the board in April 2005.

Dr. Coffman has served as chairman since 1998 and retired as Lockheed Martin’s chief executive officer in August of this year when he announced that he would remain as the board’s non-employee chairman until April 2005. Dr. Coffman began his career with Lockheed Martin 37 years ago as an aerospace engineer and subsequently served in a series of key corporate leadership positions.

Mr. Stevens became president and CEO in August. Prior to August, Mr. Stevens served as Lockheed Martin’s president and chief operating officer. He also has served as the corporation’s chief financial officer, among other key positions.

Lockheed Martin also announced that Norman R. Augustine will retire as a member of the board effective in April 2005. Mr. Augustine has served on the Lockheed Martin board since the company was founded in 1995 and served as its chairman from 1997 to 1998 and its CEO from 1996 to 1997.

Additionally, Lockheed Martin’s board announced that it has elected James O. Ellis, Jr. as a new member. Mr. Ellis most recently served as Commander, U.S. Strategic Command in Omaha, Neb., before retiring in July 2004 after 35 years of service in the U.S. Navy. As Commander of the Strategic Command, he was responsible for the global command and control of U.S. strategic forces. In his Naval career, he held numerous commands, including Commander, U.S. Allied Forces Southern Europe. A graduate of the U.S. Naval Academy, he also holds M.S. degrees in Aerospace Engineering from the Georgia Institute of Technology and in Aeronautical Systems from the University of West Florida. He served as a Naval aviator and was a graduate of the U.S. Naval Test Pilot School.

Mr. Ellis will serve on the Strategic Affairs and Finance Committee and on the Nominating and Corporate Governance Committee of the board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

/s/ Rajeev Bhalla
Rajeev Bhalla
Vice President and Controller

November 23, 2004